EMPLOYMENT CONTRACT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made SEPT 9, 1998, by and between U. S. Trucking, Inc., a Colorado corporation, with its general office located at 3125 Ashley Phosphate Road, Suite 128, N. Charleston, SC 29418 and John Ragland, residing at 1741 Middle St., Sullivan's Island, SC 29482 (the "Employee"), who hereby agree as follows:

     1.   Employment Agreement

     Upon the terms and subject to the conditions contained in this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts employment by the Company.

     2.   Term of Employment

     The term of the Employee's employment by the Company under this Agreement shall be for three (3) years commencing on Sept.9, 1998, and ending Sept. 9, 2001.

     3.   Services

     The Employee shall be employed as the Chief Financial Officer and Vice President of Finance of the Company. The Employee shall have full authority, responsibility and control of all accounting and financial matters of the Company and its subsidiaries and the policies and practices adopted, in good faith and reasonableness, from time to time by the Board of Directors. Employee shall devote his best efforts and his full business and professional time to the faithful fulfillment of his duties hereunder. Employee shall have his principal office located in Charleston, SC.

     4.   Compensation

     The Employee shall receive an annual salary of not less than Seventy-five Thousand dollars ($75,000) during the term of this Agreement payable in accordance with the Company's general policies for payment of compensation to its salaried personnel. In addition, the Employee shall receive annual increases of not less than 3%.

     5.   Fringe Benefits and Perquisites

     The Employee shall be entitled to all fringe benefits and perquisites that may be provided generally for the most senior executive officers of the Company pursuant to policies established from time to time by the Company's Board of Directors, including, but not limited to, a company car and all vehicle expenses incurred on company business; annual vacations of not less than two (2) weeks per year; and participation in the Company family medical plan, pension plan, and profit sharing plan.

     6.   Reimbursements

     The Employee shall be reimbursed for all direct and substantiated out-of-pocket expenditures duly made by him on the Company's behalf in the performance of his services under this Agreement, subject to timely reporting requirements imposed from time to time by the Company's Board of Directors.

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     The Employee shall be reimbursed for the cost of relocating to the
Company's general offices in Charleston, SC. The method of reimbursement shall be monthly at a rate of $134.00 per month starting on Oct. 19, 1998 and for the next consecutive 11 months on the 19th of each month.

     7.   Covenant Not to Compete

     During the term of this Agreement, Employee shall not directly or indirectly (on his behalf or as an agent, employee, officer, director, partner, shareholder, or other owner), loan money or credit to, own any interest in, engage in, or otherwise participate in a business directly competitive with the Company's operations and business as conducted by the Company prior to the termination of Employee's employment, nor shall Employee interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant or employee of the Company.

     8.   Termination of Employment by Employer

     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company at any time on or after the occurrence of any of the following events:

          8.1 Disability - Employee is unable to perform his duties hereunder for more than sixty (60) consecutive days or ninety (90) days within a consecutive twelve (12) month period as a result of his becoming disabled. "Disabled" shall mean the inability of the Employee, due to mental of physical disability certified by a physician selected by the Company and reasonably satisfactory to the Employee, to substantially perform his duties hereunder. The Employee shall make himself available for examination by such physician upon reasonable request.

          8.2 Fraud - Employee is found guilty by a court of competent jurisdiction of fraud or dishonest in the performance of his duties under this Agreement.

          8.3  Crime - Employee is convicted of a felony.

          8.4  Death - Employee dies

          8.5 Substance Abuse - Employee is found intoxicated or under the influence of illegal drugs or other similar substance while performing his duties under this Agreement during regular working hours.

     9.   Complete Agreement

     This document contains the entire agreement between the parties and supersedes any prior decision, negotiations, representations or agreements between them respecting employment of the Employee. No alterations, additions or other changes to this Agreement shall be binding unless made in writing and signed by both parties to this Agreement.

     10.   Governing Law

     This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of South Carolina.

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Dated:  As of September 8, 1998

U.S. TRUCKING, INC.

By: /s/ Danny Pixler                   /s/ John Ragland
Title: President                       John Ragland


















































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